Exhibit 99.1

Corporate	Investor Relations
Conceptus	Lippert/Heilshorn & Associates
Gregory Lichtwardt, CFO	Kim Sutton Golodetz
(650) 962-4039	(212) 838-3777
glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Public Relations
(650) 962-4126
publicrelations@conceptus.com

CONCEPTUS® REPORTS FIRST QUARTER SALES OF $33.4 MILLION

Exceeds EPS Guidance and Affirms 2010 Outlook

MOUNTAIN VIEW, Calif. (April 20, 2010) — Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the first proven non-surgical permanent birth control method available, today reported financial results for the three months ended March 31, 2010.

Net sales for the first quarter of 2010 were $33.4 million, an increase of 23% over net sales of $27.2 million for the first quarter of 2009. Net sales were within the Company’s guidance of $33.0 million to $34.0 million issued in February of this year.

The Company reported a net loss for the first quarter of 2010 of $2.4 million, or $0.08 per share, compared with a net loss in the same period of 2009 of $4.3 million, or $0.14 per share. These results were better than the Company’s net loss guidance of $0.09 to $0.10 per share. Non-GAAP net income for the first quarter of 2010 was $1.4 million, or $0.04 per diluted share, compared with non-GAAP net loss for the prior year first quarter of $1.7 million, or $0.05 per share.

Compared with the prior year first quarter, domestic sales of the Essure system increased 20% to $25.4 million and international sales increased 33% to $8.0 million. Domestic sales growth reflects continued increases in both the number of physicians entering and completing training, and in the number of certified physicians performing the Essure procedure in-office.  The percentage of domestic procedures performed in sites of minimal anesthesia in the first quarter of 2010 was approximately 66%, a slight increase over the fourth quarter of 2009 and a 12 percentage point increase over the prior year first quarter.

International sales growth was positively impacted by a weaker U.S. dollar in the current period compared to a year ago. International unit volume growth was 31%.

Gross profit for the first quarter of 2010 was $27.0 million, compared with $21.4 million for the first quarter of 2009.  Gross profit margin was 81% of net sales for the first quarter of 2010 compared with 79% for the first quarter of 2009.  Sequential gross profit margin decreased slightly from 82% in the fourth quarter of 2009 primarily due to a higher percentage of lower-margin international sales in the first quarter of 2010.  Total operating expenses for the first quarter of 2010 were $27.7 million, up from $24.0 million for the first quarter of 2009, reflecting increased spending on research and development and marketing.

Cash, cash equivalents and investments were $99.3 million as of March 31, 2010, a decrease of $5.9 million from December 31, 2009. In the first quarter of 2010 the Company repaid $3.6 million of its outstanding short-term loan balance with UBS Financial Services.

Financial Guidance

Conceptus also announced financial guidance for second quarter of 2010, and affirmed full year 2010 net sales and net income guidance, as follows:

•                  The Company expects net sales in the second quarter to be in the range of $39.5 million to $41.0 million, and affirms guidance for net sales for the full year to be in the range of $160.0 million to $165.0 million.

•                  The Company expects second quarter GAAP diluted EPS to be in the range of $0.00 to $0.03, and non-GAAP diluted EPS to be in the range of $0.12 to $0.15, based on 32.2 million weighted average shares outstanding.

•                  The Company affirms guidance for full year GAAP earnings to be in the range of $0.50 to $0.55 per diluted share, and for full year non-GAAP earnings to be in the range of $0.99 to $1.04 per diluted share.

“We are pleased to have exceeded our earnings guidance for the first quarter of 2010,” commented Mark Sieczkarek, president and chief executive officer of Conceptus. “As we expected, lingering unemployment and a broad-based decrease in physician office visits in the first quarter of 2010 slowed our growth, but this environment in no way detracts from our enthusiasm for the long-term growth potential of the Essure procedure.  We remain cautious in our macroeconomic outlook for the remainder of 2010, yet are optimistic that our company-specific awareness initiatives will continue to support increased usage of the Essure procedure.”

These statements are only effective as of the date of this press release and Conceptus undertakes no duty to publicly revise or update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Measures

The Company has supplemented its reported GAAP financial information with a non-GAAP measure of net income (loss) that excludes stock-based compensation expense,

non-cash interest expense, amortization of intangible assets and amortization of debt issuance costs. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the Company’s business operations, facilitates a better comparison of results for current periods with the Company’s previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. A reconciliation of the non-GAAP net income (loss) to GAAP net income (loss), the most directly comparable GAAP measure, is provided on the attached schedule.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of the non-GAAP financial measure provided in the attached schedule.

Conference Call

Management will host an investment-community conference call beginning at 4:30 p.m. Eastern time today to discuss these results and to answer questions.  To participate in the live call by telephone, please dial (888) 803-8296 from the U.S., or (706) 634-1250, from outside the U.S.  Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s website, www.conceptus.com.  A replay will be available on the website for 14 days.

A telephone replay will be available from 6:30 p.m. Eastern time April 20, 2010 through 11:59 p.m. Eastern time on April 22, 2010 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 67336768.

About the Essure® Procedure

The Essure procedure, FDA approved since 2002, is the first permanent birth control method that can be performed in the comfort of a physician’s office in less than 10 minutes (average hysteroscopic time) without hormones, cutting, burning or the risks associated with general anesthesia or tubal ligation. Small, flexible micro-inserts are placed in a woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body forms a natural barrier around the micro-inserts to prevent sperm from reaching the egg. Essure is 99.8% effective  based on four years of follow up with zero pregnancies reported in clinical trials, making it the most effective form of permanent birth control on the market. The procedure is covered by most insurance plans, and when it is performed in a doctor’s office the cost may be as low as a simple co-pay.

Three months after the Essure procedure, a doctor performs an Essure Confirmation Test to confirm that the micro-inserts are properly placed and the fallopian tubes are fully blocked, giving the patient reliance on Essure for permanent birth control. Essure has been proven and trusted by physicians since 2002, with more than 370,000 women worldwide having undergone the Essure procedure.

About Conceptus, Inc.

Conceptus, Inc. (NASDAQ: CPTS), is a leader in the design, development and marketing of innovative solutions in women’s healthcare. The Mountain View, Calif.-based company manufactures and markets Essure permanent birth control. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East.

Please visit www.essure.com for more information on the Essure procedure.  Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area. Information about Conceptus is available at www.conceptus.com.

©2010.  All rights reserved.  Conceptus and Essure are registered trademarks and your Family is Complete your Choice is Clear is a service mark of Conceptus Inc.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding sales growth, financial guidance, growth in physician metrics, performances of Essure in the office setting, market development initiatives and the use of non-GAAP financials measures and other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, recessionary pressures, decisions by insurance companies, scientific advances by third parties, litigation risks, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

(Tables to follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2010	2009

Net sales	$33,358	$27,151

Cost of goods sold	6,391	5,756

Gross profit	26,967	21,395

Operating expenses:
Research and development	1,746	1,407
Selling, general and administrative	25,979	22,570

Total operating expenses	27,725	23,977

Operating loss	(758)	(2,582)

Interest and other expense, net	(1,459)	(1,612)

Loss before provision for income taxes	(2,217)	(4,194)

Provision for income taxes	134	141

Net loss	$(2,351)	$(4,335)

Basic and diluted net loss per share	$(0.08)	$(0.14)

Shares used in computing basic and diluted net loss per share	30,930	30,438

-more-

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31,	December 31,
	2010	2009

Cash and cash equivalents	$29,544	$61,658

Short-term investments and put option	55,862	43,559

Accounts receivable, net	17,687	17,315

Inventories, net	5,123	4,908

Other current assets	5,404	3,437

Total current assets	113,620	130,877

Property and equipment, net	9,970	9,782

Intangible assets and debt issuance costs, net	27,508	28,674

Long-term investments	13,930	—

Goodwill	16,257	17,318

Other assets	481	488

Total assets	$181,766	$187,139

Total liabilities	120,686	126,281

Common stock and additional paid in capital	299,833	296,191

Other comprehensive loss	(2,062)	(993)

Accumulated deficit	(236,691)	(234,340)

Total stockholders’ equity	61,080	60,858

Total liabilities and stockholders’ equity	$181,766	$187,139

-more-

Conceptus, Inc.

Reconciliation of Reported Net loss and Loss Per Share to Non-GAAP Net Income (Loss) and Earnings (Loss) Per Share

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2010	2009

Net loss, as reported	$(2,351)	$(4,335)

Adjustments to net loss:
Amortization of intangibles (a)	819	180
Stock-based compensation (b)	1,729	1,347
Amortization of non-cash interest expense (c)	1,084	1,025
Amortization of debt issuance costs (d)	116	116
Adjustments to net loss	3,748	2,668

Non-GAAP net income (loss)	$1,397	$(1,667)

Loss per share, as reported
Basic and diluted	$(0.08)	$(0.14)

Non-GAAP income (loss) per share
Basic	$0.05	$(0.05)
Diluted	$0.04	$(0.05)

Weighted average common shares used in calculation
Basic	30,930	30,438
Diluted	32,036	30,438

(a) Consists of amortization of intangible assets primarily patents, licenses and customer relationships

(b) Consists of stock-based compensation in accordance with ASC 718

(c) Consists of amortization of non-cash interest expense in accordance with ASC 470-20

(d) Consists of amortization of debt issuance costs

Conceptus, Inc.

Reconciliation of Forward-Looking Guidance For Non-GAAP Financial Measures

To Projected GAAP EPS

	Three Months Ending		Twelve Months Ending
	June 30, 2010		December 31, 2010
	From	To	From	To

GAAP Guidance	$0.00	$0.03	$0.50	$0.55

Estimated Non-GAAP Guidance
Amortization of intangibles	$0.02	$0.02	$0.10	$0.10
Stock-based compensation	$0.06	$0.06	$0.24	$0.24
Amortization of non-cash items for convertible note	$0.04	$0.04	$0.15	$0.15
Total Non-GAAP Adjustments	$0.12	$0.12	$0.49	$0.49

Non-GAAP Guidance	$0.12	$0.15	$0.99	$1.04